Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	January 22, 2009

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES 2008 FOURTH QUARTER AND FULL-YEAR PROFITS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for 2008.
     GAAP Results of Operations. Diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) were $.92 in the fourth quarter of 2008, up from $.60 in the year-earlier period and $.82 in 2008’s third quarter. On the same basis, net income for the recently completed quarter totaled $102 million, up from $65 million and $91 million in the fourth quarter of 2007 and the third quarter of 2008, respectively. Expressed as an annualized rate of return on average assets and average common stockholders’ equity, GAAP-basis net income for the fourth quarter of 2008 was .63% and 6.41%, respectively, improved from .42% and 4.05%, respectively, in the similar period of 2007, and .56% and 5.66%, respectively, in the third quarter of 2008.
     GAAP-basis diluted earnings per common share for the years ended December 31, 2008 and 2007 were $5.01 and $5.95, respectively. On the same basis, net income was $556 million in 2008 and $654 million in 2007. GAAP-basis net income for 2008 expressed as a rate of return on average assets and average common stockholders’ equity was .85% and 8.64%, respectively, compared with 1.12% and 10.47%, respectively, in 2007.
-more-

2-2-2-2-2
M&T BANK CORPORATION
     René F. Jones, Executive Vice President and Chief Financial Officer, reflecting on M&T’s 2008 performance, noted, “During the past year, M&T once again remained solidly profitable through a very difficult period of time for the U.S. economy. We continue to benefit from a flight to quality by depositors, which resulted in core deposit growth of 11% for the year and an annualized 18% for the fourth quarter, which was the fifth consecutive quarter of growth in those deposits. Significantly, we also experienced growth in commercial loans and commercial real estate loans during 2008 of 15%, and an annualized 5% during the fourth quarter. We continued to invest in our infrastructure in the Mid-Atlantic region, by opening three new branches and by announcing our pending acquisition of Provident Bankshares Corporation. As we work through the current economic and credit cycles, we believe that M&T, while not immune to economic factors, is well-positioned to serve the needs of our customers and our shareholders.”
     Notable Fourth Quarter Events. Based on a detailed review of its investment securities portfolio, during the recent quarter other-than-temporary impairment charges of $24 million (pre-tax) were recorded by M&T on certain securities. Each of those securities continues to make payments, as required. Also recorded in the fourth quarter of 2008 was a $19 million (pre-tax) addition to the valuation allowance for capitalized residential mortgage servicing rights. That addition resulted from lower mortgage interest rates at the 2008 year-end as compared with September 30, 2008. Those two items reduced M&T’s fourth quarter 2008 net income and diluted earnings per common share by $26 million and $.24, respectively.
-more-

3-3-3-3-3
M&T BANK CORPORATION
     M&T announced in December that it has entered into a definitive agreement to acquire Provident Bankshares Corporation (“Provident”)in a stock-for-stock transaction. Provident, which is based in Baltimore, Maryland, had approximately $6.4 billion of assets at September 30, 2008. The transaction, which will give M&T the second largest deposit share in Maryland and will triple its presence in Virginia, is expected to close in the second quarter of 2009.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, because such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, for the years ended December 31, 2008 and 2007 totaled $41 million ($.36 per diluted common share) and $40 million ($.37 per diluted common share), respectively. Similar amortization charges, after tax effect, were $10 million in each of the quarters ended December 31, 2008, December 31, 2007 and September 30, 2008, or $.08 per diluted common share for the fourth quarter of 2008 and $.09 per diluted common share in each of the fourth quarter of 2007 and the third quarter of 2008. Merger-related acquisition and integration expenses aggregated $2 million (after tax effect) in 2008, or $.02 of diluted earnings per common share. Similar expenses
-more-

4-4-4-4-4
M&T BANK CORPORATION
totaled $9 million (after tax effect) in the three months and twelve months ended December 31, 2007, or $.08 of diluted earnings per common share. There were no such expenses in the final two quarters of 2008.
     Diluted net operating earnings per common share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $5.39 in 2008 and $6.40 in 2007. Net operating income for 2008 and 2007 aggregated $599 million and $704 million, respectively. Net operating income in 2008 expressed as a rate of return on average tangible assets and average tangible common stockholders’ equity was .97% and 19.63%, respectively, compared with 1.27% and 22.58% in 2007.
     For 2008’s fourth quarter, diluted net operating earnings per common share were $1.00, up from $.77 in the corresponding 2007 period and $.91 in 2008’s third quarter. Net operating income for the final quarters of 2008 and 2007 was $112 million and $84 million, respectively, compared with $101 million in the third quarter of 2008. For the three months ended December 31, 2008, net operating income expressed as an annualized rate of return on average tangible assets and average tangible common equity was .72% and 15.01%, respectively, compared with .57% and 10.49% in the similar period of 2007, and .65% and 13.17%, respectively, in 2008’s third quarter.
     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was $1.96 billion in 2008, 5% higher than $1.87 billion in 2007. The most significant contributor to that improvement was growth in average loans and leases outstanding, which rose 11% to $48.8 billion in 2008 from $44.1 billion in
-more-

5-5-5-5-5
M&T BANK CORPORATION
2007. Such growth was attributable to average outstanding balance increases in commercial loans, commercial real estate loans and consumer loans. Of the $4.7 billion increase in average loans, approximately $1.5 billion resulted from the 2007 acquisitions. Average deposits rose 6% from 2007 to 2008, and also reflected the impact of the $2.4 billion of deposits added from the late-2007 acquisitions. The favorable impact of higher loans on taxable-equivalent net interest income was partially offset by a narrowing of the net interest margin, or taxable-equivalent net interest income expressed as a percentage of average earning assets, to 3.38% in 2008 from 3.60% in 2007.
     During the fourth quarter of 2008, taxable-equivalent net interest income was $491 million, up 3% from $476 million in the corresponding 2007 quarter. Average loans outstanding and annualized net interest margin in 2008’s final quarter were $48.8 billion and 3.37%, respectively, compared with $46.1 billion and 3.45% in the year-earlier period. The recent quarter’s net interest margin was down slightly from 3.39% in the third quarter of 2008 as was taxable-equivalent net interest income which declined less than 1% from $493 million in that quarter.
     Provision for Credit Losses/Asset Quality. The provision for credit losses rose to $412 million in 2008 from $192 million in 2007. Net loan charge-offs in 2008 totaled $383 million, or .78% of average loans outstanding, compared with $114 million or .26% of average loans in 2007. The provision for credit losses was $151 million during the recently completed quarter, compared with $101 million in the corresponding 2007 period. Net charge-offs of loans were $144 million in the final quarter of 2008, representing an annualized 1.17% of average loans outstanding, compared with $53 million or .46% during the year-earlier quarter. During 2008’s third quarter, the provision for credit losses totaled $101
-more-

6-6-6-6-6
M&T BANK CORPORATION
million and net charge-offs aggregated $94 million, or .77% of average loans outstanding.
     The rise in net charge-offs from 2007 to 2008 was significantly influenced by the state of the economy in the United States, which was in recession throughout 2008, and was adversely affected by steep declines in residential real estate values and the impact of those declines on businesses and investments directly tied to the residential real estate marketplace. The most significant contributors to the higher level of net charge-offs in 2008 were charge-offs of: loans to residential real estate builders and developers of $100 million, up from $4 million in 2007; commercial loans of $94 million, up from $24 million in 2007; residential real estate loans of $65 million as compared with $19 million in 2007; and consumer loans of $112 million, up from $65 million in the prior year.
     Loans classified as nonaccrual totaled $755 million, or 1.54% of total loans at December 31, 2008, compared with $431 million or .90% a year earlier and $688 million or 1.41% at September 30, 2008. Major factors contributing to the year-over-year increase were a $124 million increase in loans to residential builders and developers and a $75 million increase in residential real estate loans. The $67 million increase in nonaccrual loans since September 30, 2008 reflects increases of $29 million in loans to residential builders and developers, $19 million in commercial loans and $15 million in residential real estate loans.
     Assets taken in foreclosure of defaulted loans increased to $100 million at December 31, 2008 from $40 million at December 31, 2007 and $85 million at September 30, 2008, due to residential
-more-

7-7-7-7-7
M&T BANK CORPORATION
real estate loan defaults and additions from residential real estate development projects.
     During 2008, in an effort to assist borrowers M&T modified the terms of residential real estate mortgages having outstanding balances at December 31, 2008 of approximately $162 million. The modified loans were largely from M&T’s portfolio of Alt-A loans. Of that total, $93 million were included in nonaccrual loans at December 31, 2008. After a period of demonstrated performance, those loans may begin to accrue interest in 2009. The remaining $69 million of modified loans were classified as renegotiated loans, were current in their payments and were accruing interest at the 2008 year-end.
     Loans past due 90 days or more and accruing interest totaled $159 million at the recent year-end, up from $77 million at December 31, 2007 and $96 million at September 30, 2008. Included in those past due but accruing amounts were $114 million, $73 million and $90 million at December 31, 2008, December 31, 2007 and September 30, 2008, respectively, of loans guaranteed by government-related entities.
     Allowance for Credit Losses. M&T regularly performs detailed analyses of individual borrowers and portfolios for purposes of assessing the adequacy of the allowance for credit losses. Reflecting those analyses, the allowance was $788 million, or 1.61% of total loans, at December 31, 2008, compared with $759 million, or 1.58%, a year earlier and $781 million, or 1.60% at September 30, 2008. The ratio of M&T’s allowance for credit losses to nonaccrual loans was 104% and 176% at December 31, 2008 and 2007, respectively, and 113% at September 30, 2008.
-more-

8-8-8-8-8
M&T BANK CORPORATION
     Noninterest Income and Expense. Noninterest income aggregated $939 million in 2008, compared with $933 million in 2007. Reflected in those amounts were losses from bank investment securities of $148 million and $126 million, respectively, due in large part to other-than-temporary impairment charges related to certain of M&T’s collateralized debt obligations, collateralized mortgage obligations and preferred stock holdings of Fannie Mae and Freddie Mac, all held in the available-for-sale investment securities portfolio. Excluding the impact of those securities losses, noninterest income was $1.09 billion in 2008, 3% higher than $1.06 billion in 2007. Higher mortgage banking revenues and fees for providing deposit account services were partially offset by a $46 million decline in M&T’s pro-rata portion of the operating results of Bayview Lending Group LLC (“BLG”), a privately-held commercial mortgage lender in which M&T invested on February 5, 2007.
     Noninterest income of $241 million in the fourth quarter of 2008 was up 50% from $160 million in the corresponding 2007 quarter. Excluding losses from bank investment securities, noninterest income in the recent quarter was $265 million, down 8% from $288 million in the year-earlier quarter. That decline was primarily due to a $23 million lower contribution from M&T’s pro-rata portion of the operating results of BLG. On the same basis, noninterest income in 2008’s third quarter was $266 million, which was comparable to the $265 million earned on the same basis in 2008’s fourth quarter.
     Noninterest expense in 2008 totaled $1.73 billion, compared with $1.63 billion in 2007. Included in such amounts are expenses considered to be “nonoperating” in nature, consisting of amortization of core deposit and other intangible assets of $67 million in 2008 and $66 million in 2007 and merger-related expenses
-more-

9-9-9-9-9
M&T BANK CORPORATION
of $4 million in 2008 and $15 million in 2007. Exclusive of those nonoperating expenses, noninterest operating expenses were $1.66 billion in 2008 and $1.55 billion in 2007. The higher level of operating expenses in 2008 as compared with 2007 was due largely to increased expenses for salaries, occupancy, professional services, advertising and promotion, and foreclosed residential real estate properties. Also contributing to the rise in operating expenses was an addition to the valuation allowance for capitalized residential mortgage servicing rights of $16 million in 2008, as compared with a partial reversal of the allowance of $4 million in 2007. Partially offsetting those factors was a $23 million charge taken in the fourth quarter of 2007 related to M&T Bank’s obligation as a member bank of Visa to share in losses stemming from certain litigation against Visa, compared with a partial reversal of that charge in 2008’s initial quarter of $15 million.
     Noninterest expense in the final quarter of 2008 totaled $447 million, compared with $445 million in the year-earlier quarter and $435 million in 2008’s third quarter. Included in such amounts were amortization of core deposit and other intangible assets of $16 million in each of the quarters ended December 31, 2008, December 31, 2007 and September 30, 2008, and merger-related expenses of $15 million in 2007’s fourth quarter. Exclusive of those nonoperating expenses, noninterest operating expenses were $431 million in the recent quarter, compared with $415 million in 2007’s fourth quarter and $419 million in the third quarter of 2008.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 54.4% in 2008,
-more-

10-10-10-10-10
M&T BANK CORPORATION
compared with 52.8% in 2007. During 2008’s fourth quarter, M&T’s efficiency ratio was 57.0%, compared with 54.3% in the year-earlier quarter and 55.2% in the third quarter of 2008.
     Balance Sheet. M&T had total assets of $65.8 billion at December 31, 2008, up from $64.9 billion a year earlier. Loans and leases, net of unearned discount, totaled $49.0 billion at the 2008 year-end, up 2% from $48.0 billion at December 31, 2007. Deposits were $42.6 billion at December 31, 2008, 3% higher than $41.3 billion at the end of 2007. Total stockholders’ equity was $6.8 billion at December 31, 2008, representing 10.31% of total assets, compared with $6.5 billion or 10.00% a year earlier. Common stockholders’ equity was $6.2 billion, or $56.29 per share at December 31, 2008, compared with $6.5 billion, or $58.99 per share, a year earlier. Tangible equity per common share was $25.94 and $27.98 at December 31, 2008 and 2007, respectively. In the calculation of tangible equity per common share, common stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.4 billion at each of December 31, 2008 and 2007.
     During December 2008, M&T chose to participate in the U.S. Treasury’s (“Treasury”) Capital Purchase Program and, as a result, issued $600 million of preferred stock and warrants to purchase M&T’s common stock to the U.S. Government. M&T elected to participate at the minimum of the range outlined by the Treasury.
-more-

11-11-11-11-11
M&T BANK CORPORATION
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss fourth quarter and full year financial results today at 10:00 a.m. Eastern Time. Domestic callers wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #80282811. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Saturday, January 24, 2009 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID #80282811. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
-more-

12-12-12-12-12
M&T BANK CORPORATION
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
-more-

13-13-13-13-13
M&T BANK CORPORATION
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
     Additional Information about the M&T/Provident Transaction:
     The proposed transaction will be submitted to Provident’s stockholders for their consideration. M&T will file a Registration Statement on Form S-4, which will include a preliminary version of a Proxy Statement of Provident and a preliminary Prospectus of M&T to be sent to Provident’s stockholders, and each of Provident and M&T may file other relevant documents concerning the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
     You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about M&T and Provident at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at http://www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” and then under “SEC Filings.” Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy
-more-

14-14-14-14-14
M&T BANK CORPORATION
Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5138.
     M&T and Provident and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Provident in connection with the proposed transaction. Information about the directors and executive officers of M&T is set forth in the proxy statement for M&T’s 2008 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 6, 2008. Information about the directors and executive officers of Provident is set forth in the proxy statement for Provident’s 2008 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 12, 2008. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.
-more-

15-15-15-15-15
M&T BANK CORPORATION
Financial Highlights

	Three months ended			Year ended
Amounts in thousands,	December 31			December 31
except per share	2008	2007	Change	2008	2007	Change

Performance

Net income	$102,241	64,930	57%	$555,887	654,259	-15%

Per common share:
Basic earnings	$.92	.60	53%	$5.04	6.05	-17%
Diluted earnings	.92	.60	53	5.01	5.95	-16
Cash dividends	$.70	.70	—	$2.80	2.60	8

Common shares outstanding:
Average — diluted (1)	110,620	109,034	1%	110,904	110,012	1%
Period end (2)	110,444	109,935	—	110,444	109,935	—

Return on (annualized):
Average total assets	.63%	.42%		.85%	1.12%
Average common stockholders’ equity	6.41%	4.05%		8.64%	10.47%

Taxable-equivalent net interest income	$491,042	475,836	3%	$1,961,657	1,871,070	5%

Yield on average earning assets	5.35%	6.65%		5.69%	6.86%
Cost of interest-bearing liabilities	2.32%	3.75%		2.68%	3.85%
Net interest spread	3.03%	2.90%		3.01%	3.01%
Contribution of interest-free funds	.34%	.55%		.37%	.59%
Net interest margin	3.37%	3.45%		3.38%	3.60%

Net charge-offs to average total net loans (annualized)	1.17%	.46%		.78%	.26%

Net operating results (3)

Net operating income	$111,784	83,719	34%	$598,551	703,820	-15%
Diluted net operating earnings per common share	1.00	.77	30	5.39	6.40	-16
Return on (annualized):
Average tangible assets	.72%	.57%		.97%	1.27%
Average tangible common equity	15.01%	10.49%		19.63%	22.58%
Efficiency ratio	57.03%	54.30%		54.35%	52.77%

	At December 31
	2008	2007	Change
Loan quality

Nonaccrual loans	$755,397	431,282	75%
Accruing loans past due 90 days or more	158,991	77,319	106%
Renegotiated loans	91,575	15,884	477%
Real estate and other foreclosed assets	99,617	40,175	148%

Nonaccrual loans to total net loans	1.54%	.90%
Allowance for credit losses to total net loans	1.61%	1.58%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects.
- more -

16-16-16-16-16
M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Year ended
	December 31			December 31
Dollars in thousands	2008	2007	Change	2008	2007	Change

Interest income	$774,501	912,574	-15%	$3,277,591	3,544,813	-8%
Interest expense	288,426	442,364	-35	1,337,795	1,694,576	-21

Net interest income	486,075	470,210	3	1,939,796	1,850,237	5

Provision for credit losses	151,000	101,000	50	412,000	192,000	115

Net interest income after provision for credit losses	335,075	369,210	-9	1,527,796	1,658,237	-8

Other income
Mortgage banking revenues	39,721	30,831	29	156,012	111,893	39
Service charges on deposit accounts	106,367	105,847	—	430,532	409,462	5
Trust income	36,630	39,945	-8	156,149	152,636	2
Brokerage services income	15,284	12,689	20	64,186	59,533	8
Trading account and foreign exchange gains	2,003	9,806	-80	17,630	30,271	-42
Loss on bank investment securities	(23,504)	(127,281)	—	(147,751)	(126,096)	—
Equity in earnings of Bayview Lending Group, LLC	(8,687)	14,529	—	(37,453)	8,935	—
Other revenues from operations	73,603	74,124	-1	299,674	286,355	5

Total other income	241,417	160,490	50	938,979	932,989	1

Other expense
Salaries and employee benefits	232,410	226,111	3	957,086	908,315	5
Equipment and net occupancy	47,795	43,014	11	188,845	169,050	12
Printing, postage and supplies	8,401	9,879	-15	35,860	35,765	—
Amortization of core deposit and other intangible assets	15,708	15,971	-2	66,646	66,486	—
Other costs of operations	142,505	150,498	-5	478,559	448,073	7

Total other expense	446,819	445,473	—	1,726,996	1,627,689	6

Income before income taxes	129,673	84,227	54	739,779	963,537	-23

Applicable income taxes	27,432	19,297	42	183,892	309,278	-41

Net income	$102,241	64,930	57%	$555,887	654,259	-15%

-more-

17-17-17-17-17
M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	December 31
Dollars in thousands	2008	2007	Change

ASSETS

Cash and due from banks	$1,546,804	1,719,509	-10%

Interest-bearing deposits at banks	10,284	18,431	-44

Federal funds sold and agreements to resell securities	111,347	48,038	132

Trading account assets	617,821	281,244	120

Investment securities	7,919,207	8,961,998	-12

Loans and leases, net of unearned discount	49,000,463	48,021,562	2
Less: allowance for credit losses	787,904	759,439	4

Net loans and leases	48,212,559	47,262,123	2

Goodwill	3,192,128	3,196,433	—

Core deposit and other intangible assets	183,496	248,556	-26

Other assets	4,022,111	3,139,307	28

Total assets	$65,815,757	64,875,639	1%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,856,114	8,131,662	9%

Other deposits at U.S. offices	29,677,163	27,278,099	9

Deposits at foreign office	4,047,986	5,856,427	-31

Total deposits	42,581,263	41,266,188	3

Short-term borrowings	3,009,735	5,821,897	-48

Accrued interest and other liabilities	1,364,879	984,353	39

Long-term borrowings	12,075,149	10,317,945	17

Total liabilities	59,031,026	58,390,383	1

Stockholders’ equity (1)	6,784,731	6,485,256	5

Total liabilities and stockholders’ equity	$65,815,757	64,875,639	1%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $736.9 million at December 31, 2008 and $114.8 million at December 31, 2007.

-more-

18-18-18-18-18
M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
     and Annualized Taxable-equivalent Rates

	Three months ended					Year ended
	December 31					December 31
Dollars in millions	2008		2007		Change in	2008		2007		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$13	.55%	12	3.48%	9%	$10	1.07%	9	3.36%	13%

Federal funds sold and agreements to resell securities	103	.41	725	4.86	-86	109	1.91	432	5.52	-75

Trading account assets	99	3.16	68	1.48	45	79	1.95	62	1.20	28

Investment securities	8,894	4.90	7,905	5.12	13	8,973	5.05	7,318	5.05	23

Loans and leases, net of unearned discount
Commercial, financial, etc	14,213	4.74	12,551	6.90	13	13,802	5.24	12,177	7.16	13
Real estate — commercial	18,666	5.55	16,459	7.12	13	18,428	5.82	15,748	7.35	17
Real estate — consumer	4,904	5.85	6,327	6.13	-22	5,465	6.03	6,015	6.39	-9
Consumer	11,027	6.08	10,718	7.35	3	11,150	6.43	10,190	7.44	9

Total loans and leases, net	48,810	5.45	46,055	6.95	6	48,845	5.82	44,130	7.19	11

Total earning assets	57,919	5.35	54,765	6.65	6	58,016	5.69	51,951	6.86	12

Goodwill	3,192		3,006		6	3,193		2,933		9

Core deposit and other intangible assets	191		213		-10	214		221		-3

Other assets	3,640		3,565		2	3,709		3,440		8

Total assets	$64,942		61,549		6%	$65,132		58,545		11%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$528	.45	491	1.18	8%	$502	.58	461	1.01	9%
Savings deposits	19,540	1.27	15,265	1.71	28	18,170	1.37	14,985	1.67	21
Time deposits	9,388	3.06	10,353	4.55	-9	9,583	3.45	10,597	4.68	-10
Deposits at foreign office	2,985	.71	4,975	4.52	-40	3,986	2.12	4,185	4.97	-5

Total interest-bearing deposits	32,441	1.72	31,084	3.09	4	32,241	2.07	30,228	3.17	7

Short-term borrowings	4,950	.82	5,899	4.62	-16	6,086	2.34	5,386	5.09	13
Long-term borrowings	12,058	4.55	9,809	5.31	23	11,605	4.56	8,428	5.47	38

Total interest-bearing liabilities	49,449	2.32	46,792	3.75	6	49,932	2.68	44,042	3.85	13

Noninterest-bearing deposits	8,006		7,481		7	7,674		7,400		4

Other liabilities	1,133		916		24	1,089		856		27

Total liabilities	58,588		55,189		6	58,695		52,298		12

Stockholders’ equity	6,354		6,360		—	6,437		6,247		3

Total liabilities and stockholders’ equity	$64,942		61,549		6%	$65,132		58,545		11%

Net interest spread		3.03		2.90			3.01		3.01
Contribution of interest-free funds		.34		.55			.37		.59
Net interest margin		3.37%		3.45%			3.38%		3.60%

-more-

19-19-19-19-19
M&T BANK CORPORATION
Reconciliation of Quarterly GAAP to Non-GAAP Measures

	Three months ended			Year ended
	December 31		September 30	December 31
	2008	2007	2008	2008	2007
Income statement data
Amounts in thousands, except per share
Net income
Net income	$102,241	64,930	91,185	555,887	654,259
Amortization of core deposit and other intangible assets (1)	9,543	9,719	9,624	40,504	40,491
Merger-related expenses (1)	—	9,070	—	2,160	9,070

Net operating income	$111,784	83,719	100,809	598,551	703,820

Earnings per common share
Diluted earnings per common share	$.92	.60	.82	5.01	5.95
Amortization of core deposit and other intangible assets (1)	.08	.09	.09	.36	.37
Merger-related expenses (1)	—	.08	—	.02	.08

Diluted net operating earnings per common share	$1.00	.77	.91	5.39	6.40

Balance sheet data
Dollars in millions
Average assets
Average assets	$64,942	61,549	64,997	65,132	58,545
Goodwill	(3,192)	(3,006)	(3,192)	(3,193)	(2,933)
Core deposit and other intangible assets	(191)	(213)	(206)	(214)	(221)
Deferred taxes	25	25	28	30	24

Average tangible assets	$61,584	58,355	61,627	61,755	55,415

Average common equity
Average common equity	$6,299	6,360	6,415	6,423	6,247
Goodwill	(3,192)	(3,006)	(3,192)	(3,193)	(2,933)
Core deposit and other intangible assets	(191)	(213)	(206)	(214)	(221)
Deferred taxes	25	25	28	30	24

Average tangible common equity	$2,941	3,166	3,045	3,046	3,117

(1)	After any related tax effect.

###